Exhibit 3.1

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

BUCKEYE PARTNERS, L.P.

This Second Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P. (the “Partnership”), dated as of November 1, 2019 (this “Partnership Agreement”), is entered into by the General Partner and the Limited Partner. Capitalized terms used and not otherwise defined herein have the respective meanings set forth on Schedule A hereto.

WHEREAS, the Partnership is a Delaware limited partnership that was formed pursuant to the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.), as amended from time to time (the “Act”), and is currently governed by that certain Amended and Restated Agreement of Limited Partnership, dated as of November 19, 2010, as amended (the “Prior Agreement”);

WHEREAS, on May 10, 2019, the Limited Partner, Hercules Merger Sub LLC (“Merger Sub”), the Partnership, Buckeye Pipe Line Services Company and the General Partner entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger, and, at the Effective Time (as defined in the Merger Agreement), the Limited Partner became the sole limited partner of the Partnership and became the holder of all of the LP Units;

WHEREAS, pursuant to the terms of the Merger Agreement, each member of the Board of Directors of the General Partner (the “GP Board”) in office immediately prior to the Effective Time resigned from such position effective upon the Effective Time;

WHEREAS, following the Effective Time, pursuant to that certain written consent of the sole Limited Partner, dated as of the date hereof, new members of the GP Board were appointed by the Limited Partner (the “Limited Partner Consent”); and

WHEREAS, following the effectiveness of the Limited Partner Consent, the GP Board adopted the Fifth Amended and Restated Limited Liability Company Agreement of the General Partner (the “General Partner LLC Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement in the form of this Partnership Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto amend and restate the Prior Agreement in its entirety and hereby agree as follows:

Section 1.         Name.

The name of the limited partnership is Buckeye Partners, L.P.

Section 2.         Principal Business Office.

The principal business office of the Partnership shall be located at such place as the General Partner shall determine from time to time.

Section 3.         Registered Office.

The address of the registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19809.

Section 4.         Registered Agent.

The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19809.

Section 5.         Partners.

(a) The names and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner:

Buckeye GP LLC

c/o Buckeye Partners, L.P.

One Greenway Plaza, Suite 600

Houston, TX 77046

Attention Todd J. Russo

Email: trusso@buckeye.com

Limited Partner:

Hercules Intermediate Holdings LLC

c/o IFM Investors (US) LLC

114 West 47th Street, 19th Floor

New York, NY 10036

Attention: Company Secretary

Email: company.secretary@ifminvestors.com

(b) The General Partner is the sole holder of the GP Interest. The Limited Partner owns 153,923,492 LP Units.

(c) Each of the Limited Partner, the General Partner, and the Partners, as applicable, may act by written consent.

Section 6.         Certificates.

The General Partner or an authorized designee shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in any jurisdiction in which the Partnership may wish to conduct business.

The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate of Limited Partnership as provided in the Act.

Section 7.         Purposes.

The purpose to be conducted or promoted by the Partnership is to engage in any lawful act or activity and to exercise any powers permitted to limited partnerships organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

Section 8.         Powers.

The Partnership and the General Partner on behalf of the Partnership (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited partnerships formed pursuant to the Act.

Section 9.         Management.

(a) Authorized Representatives. The business and affairs of the Partnership shall be managed by the General Partner.

(b) Powers. The General Partner shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise possessed by general partners under the laws of the State of Delaware. Subject to Section 7, the General Partner has the authority to bind the Partnership. Except as provided herein, the Limited Partner shall have no part in the operation or management of the Partnership and shall have no authority or right to act on behalf of or to bind the Partnership in connection with any matter.

(c) GP Board. The directors (each, a “Director” and collectively, the “Directors”) of the GP Board shall be elected, designated or appointed by the Limited Partner. The number of Directors as of the date hereof is 3 and the Directors as of the date hereof are James Cemm, Wei-Sun Teh and David Sparrow. Thereafter, the number of Directors may be changed by a resolution of the Limited Partner. Directors shall hold office until their successors are elected and duly qualified or until their earlier death, disability, resignation or removal. Any Director may resign by delivering his or her written resignation to the GP Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. The Limited Partner may remove any Director, with or without cause, at any time. Any vacancy in the GP Board may be filled by the Limited Partner. In the event of a vacancy in the GP Board, the remaining Directors may exercise the powers of the full GP Board until the vacancy if filled.

Section 10.         General Partner.

The General Partner may not withdraw from the Partnership or transfer its general partner interest in the Partnership unless a successor General Partner has been admitted to the Partnership as General Partner pursuant to the provisions of this Partnership Agreement, and such successor General Partner is an entity governed by organizational documents that are substantially similar to the organizational documents of the General Partner.

Section 11.         Limited Liability.

Except as provided in the Act, the General Partner has the liabilities of a partner in a partnership without limited partners to Persons other than the Partnership and the other Partners. Except as provided herein or by the Act, the General Partner shall have the liabilities to the Partnership and its partners of a partner in a partnership without limited partners. Except as otherwise expressly required by law, the Limited Partner, in its capacity as such, shall have no liability in excess of (a) the amount of its capital contributions to the Partnership, (b) its share of any undistributed profits and assets of the Partnership, (c) its obligation to make other payments expressly provided for in this Partnership Agreement, and (d) the amount of any distributions wrongfully distributed to it.

Section 12.         Capital Contributions.

The Partners have made such capital contributions as set forth in the books and records of the Partnership.

Section 13.         Additional Contributions.

Notwithstanding any provision of this Partnership Agreement, no Partner is required to make any additional capital contribution to the Partnership. However, a Limited Partner may make additional capital contributions to the Partnership at any time upon the written consent of the General Partner. The provisions of this Partnership Agreement, including this Section 13, are intended to benefit the General Partner and the Limited Partner and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Partnership (other than Covered Persons) (and no such creditor of the Partnership shall be a third-party beneficiary of this Partnership Agreement) and the Limited Partner shall have no duty or obligation to any creditor of the Partnership to make any contribution to the Partnership or to issue any call for capital pursuant to this Partnership Agreement.

Section 14.         Allocation of Profits and Losses.

The Partnership’s profits and losses shall be allocated 100% to the Limited Partner.

Section 15.         Distributions.

Distributions shall be made 100% to the Limited Partner at the times and in the aggregate amounts determined by the General Partner. Notwithstanding any provision to the contrary contained in this Partnership Agreement, the Partnership shall not make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Act or any other applicable law.

Section 16.         Partnership Tax Treatment.

It is intended that the Partnership will be treated as a disregarded entity for U.S. federal income tax purposes, and no election will be made to the contrary without the consent of the Limited Partner.

Section 17.         Books and Records.

The General Partner shall keep or cause to be kept complete and accurate books of account and records with respect to the Partnership’s business. The books of the Partnership shall at all times be maintained by the General Partner. The Partnership’s books of account shall be kept using the method of accounting determined by the General Partner. The Partnership’s independent auditor, if any, shall be an independent public accounting firm selected by the General Partner.

Section 18.         Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the General Partner and the Limited Partner and any Affiliate of the General Partner and the Limited Partner may engage in or possess an interest in other business ventures (unconnected with the Partnership) of every kind and description, independently or with others, and the Partnership shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Partnership Agreement notwithstanding any other provision to the contrary at law or in equity.

Section 19.         Exculpation and Indemnification.

(a) To the fullest extent permitted by applicable law, neither the General Partner nor the Limited Partner, nor any Indemnitee (as defined in the Merger Agreement) nor any employee or agent of the Partnership or of a subsidiary of the Partnership nor any employee, representative, manager, agent or Affiliate of the General Partner or the Limited Partner, nor any Person who is or was serving at the request of the General Partner or any such Affiliate as a director, officer, manager, member, partner, trustee, employee or agent of another Person (including any Person serving in such a role at Buckeye Pipe Line Services Company) (collectively, the “Covered Persons”) shall be liable to the Partnership or any other Person who is a party to or otherwise bound by the terms of this Partnership Agreement for any action taken or omitted to be taken by such Covered Person in its capacity as the General Partner, the Limited Partner, an Indemnitee (in its capacity as a Person of the type described in the definition of the term, “Indemnitee”), employee or agent of the Partnership or of a subsidiary of the Partnership, or an employee, representative, manager, agent or Affiliate of the General Partner or the Limited Partner, as applicable, or as a Person who is or was serving at the request of the General Partner or any such Affiliate in any such applicable capacity, provided that such Covered Person acted in good faith and such action or omission does not involve the gross negligence or willful misconduct of such Covered Person.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption that a Covered Person did not act in good faith or that an action or omission involves gross negligence or willful misconduct. In order for a determination or other action to be in “good faith” for purposes of this Section 19, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Partnership for expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Covered Person, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which such Covered Person was or is a party or is threatened to be made a party, by reason of (i) such Covered Person’s status as the General Partner, the Limited Partner, an Indemnitee (in its capacity as a Person of the type described in the definition of the term, “Indemnitee”), employee or agent of the Partnership or a subsidiary of the Partnership, or an employee, representative, manager, agent or Affiliate of the General Partner or the Limited Partner, as applicable, or as a Person who is or was serving at the request of the General Partner or any such Affiliate as a director, officer, manager, member, partner, trustee, employee or agent of another Person (including any Person serving in such a role at Buckeye Pipe Line Services Company) or (ii) any action taken or omitted to be taken by such Covered Person in any capacity referred to in clause (i) of this Section 19(b), relating to this Partnership Agreement or the Prior Agreement or the property, business, affairs or management of the Partnership Group (as defined in the Prior Agreement) or Buckeye Pipe Line Services Company (provided that the Covered Person acted in good faith and the act or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Covered Person).

(c) To the fullest extent permitted by applicable law, expenses (including legal fees and expenses) incurred by a Covered Person defending any claim, demand, action, suit or proceeding subject to Section 19(b) shall be advanced by the Partnership in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking (which need not be secured) by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 19.

(d) The indemnification provided by this Section 19 shall be in addition to any other rights to which a Covered Person may be entitled, and shall continue as to a Covered Person who has ceased to serve in a capacity for which the Covered Person is entitled to indemnification and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Covered Person.

(e) A Covered Person shall not be denied indemnification in whole or in part under Section 19(b) because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Partnership Agreement or any predecessor agreement thereto, including a transaction involving the General Partner, any Affiliate thereof or any member, partner, officer, director, employee, agent, manager, or trustee of any Group Member (as defined in the Prior Agreement), Buckeye Pipe Line Services Company, the General Partner or any Affiliate of any Group Member.

(f) The provisions of this Section 19 are for the benefit of the Covered Persons and the heirs, successors, assigns, administrators and personal representatives of the Covered Persons and shall not be deemed to create any rights for the benefit of any other Persons. Notwithstanding anything in this Agreement to the contrary, any Covered Person shall be entitled to assert rights and remedies under this Section 19 as third-party beneficiary hereto.

(g) In no event may a Covered Person subject the Limited Partner to personal liability by reason of the indemnification provisions set forth in this Partnership Agreement.

(h) A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Partners might properly be paid.

(i) The provisions of this Partnership Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity to the Partnership or its partners, are agreed by the General Partner and the Limited Partner to replace such other duties and liabilities of such Covered Person.

(j) No amendment, modification or repeal of this Section 19 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Covered Person to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Covered Person under and in accordance with the provisions of this Section 19, or any predecessor thereto, however numbered, as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted and provided that such Person became a Covered Person hereunder prior to such amendment, modification or repeal.

(k) The foregoing provisions of this Section 19 shall survive any termination of this Partnership Agreement.

Section 20.         Assignments.

The General Partner may assign in whole or in part its general partner interest in the Partnership. Subject to Sections 10 and 22, the transferee of a general partner interest in the Partnership shall be admitted to the Partnership as a general partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Partnership Agreement, which instrument may be a counterpart signature page to this Partnership Agreement. If the General Partner transfers all of its general partner interest in the Partnership pursuant to this Section 20, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor General Partner shall cease to be a general partner of the Partnership, and the parties hereto agree that following such an assigning General Partner ceasing to be a general partner of the Partnership in accordance with this Partnership Agreement, any remaining general partners of the Partnership, including a substitute General Partner, are hereby authorized to, and shall, continue the business of the Partnership without dissolution. Notwithstanding anything in this Partnership Agreement to the contrary, any successor to a General Partner by merger or consolidation shall, without further act, be the General Partner hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Partnership Agreement and the Partnership shall continue without dissolution.

A Limited Partner may assign in whole or in part its limited partner interest in the Partnership. Subject to Section 22, the transferee of a limited partner interest in the Partnership shall be admitted to the Partnership as a limited partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Partnership Agreement, which instrument may be a counterpart signature page to this Partnership Agreement. If a Limited Partner transfers all of its limited partner interest in the Partnership pursuant to this Section 20, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Limited Partner shall cease to be a limited partner of the Partnership. Notwithstanding anything in this Partnership Agreement to the contrary, any successor to a Limited Partner by merger or consolidation shall, without further act, be the Limited Partner hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Partnership Agreement and the Partnership shall continue without dissolution.

Section 21.         Withdrawal.

Subject to Section 10, if a General Partner withdraws, an additional general partner of the Partnership shall be admitted to the Partnership, subject to Section 22, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Partnership Agreement, which instrument may be a counterpart signature page to this Partnership Agreement. Such admission shall be deemed effective immediately prior to the withdrawal and, immediately following such admission, the withdrawing General Partner shall cease to be a general partner of the Partnership, and the parties hereto agree that such new General Partner is hereby authorized to and shall continue the business of the Partnership without dissolution.

If a Limited Partner withdraws, an additional limited partner of the Partnership shall be admitted to the Partnership, subject to Section 22, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of the Partnership Agreement, which instrument may be a counterpart signature page to this Partnership Agreement. Such admission shall be deemed effective immediately prior to the withdrawal and, immediately following such admission, the withdrawing limited partner shall cease to be a limited partner of the Partnership.

Section 22.         Admission of Additional Partners.

One or more additional Limited Partners may be admitted to the Partnership with the written consent of the General Partner.

Section 23.         Dissolution.

(a) The Partnership shall be dissolved, and its affairs shall be wound up upon the first to occur of the following:

(i) the occurrence of an event of withdrawal (as defined in the Act) with respect to a General Partner, other than the Bankruptcy of a General Partner; provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (i) if (1) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and shall carry on the business of the Partnership, or (2) if at such time there is no remaining General Partner, if within 120 days after such event of withdrawal, the Limited Partners agree in writing or vote to continue the business of the Partnership and to appoint, effective as of the day of withdrawal, one or more additional General Partners (and each Limited Partner hereby agrees that it shall appoint such a successor General Partner within 120 days after such event of withdrawal), or (3) the Partnership is continued without dissolution in a manner permitted by the Act or this Partnership Agreement;

(ii) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act and this Partnership Agreement; or

(iii) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act.

(b) Notwithstanding any other provision of this Partnership Agreement, upon the occurrence of any event that results in any general partner ceasing to be a general partner in the Partnership under the Act, to the fullest extent permitted by law, if at the time of the occurrence of such event there is at least one remaining general partner of the Partnership, such remaining general partner(s) of the Partnership is (are) hereby authorized to and, to the fullest extent permitted by law, shall carry on the business of the Partnership.

(c) Notwithstanding any other provision of this Partnership Agreement to the contrary, the Bankruptcy of a general partner of the Partnership shall not cause such general partner to cease to be a general partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

(d) Notwithstanding any other provision of this Partnership Agreement, the Bankruptcy of the Limited Partner shall not cause the Limited Partner to cease to be a limited partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

(e) In the event of dissolution, the Partnership shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Partnership in an orderly manner), and the assets of the Partnership shall be applied in the manner, and in the order of priority, set forth in the Act.

(f) The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership shall have been distributed to the Limited Partner and (ii) the Certificate of Limited Partnership shall have been canceled in the manner required by the Act.

Section 24.         Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Partnership Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or by any creditor of the General Partner or the Limited Partner. Nothing in this Partnership Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Partnership Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

Section 25.         Severability of Provisions.

Each provision of this Partnership Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Partnership Agreement which are valid, enforceable and legal.

Section 26.         Entire Agreement.

This Partnership Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 27.         Binding Agreement.

Notwithstanding any other provision of this Partnership Agreement, the General Partner and the Limited Partner agree that this Partnership Agreement, constitutes a legal, valid and binding agreement of the General Partner and the Limited Partner, and is enforceable against the General Partner and/or the Limited Partner in accordance with its terms.

Section 28.         Governing Law.

This Partnership Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 29.         Amendments.

This Partnership Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the General Partner and the Limited Partner.

Section 30.         Counterparts.

This Partnership Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Partnership Agreement and all of which together shall constitute one and the same instrument.

Section 31.         Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Partnership, to the Partnership at its address in Section 2, (b) in the case of the General Partner, to the General Partner at its address in Section 5(a), (c) in the case of the Limited Partner, to the Limited Partner at its address in Section 5(a) and (d) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 32.         Duties.

Notwithstanding anything to the contrary in this Partnership Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Covered Person shall owe any duties, including fiduciary duties, or have any liabilities to the Partnership or the Limited Partner, other than the implied contractual covenant of good faith and fair dealing.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the undersigned, intending to be legally bound hereby, have duly executed this Second Amended and Restated Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:

BUCKEYE GP LLC

By:	/s/ James Cemm
Name:	James Cemm
Title:	Director

By:	/s/ Wei-Sun Teh
Name:	Wei-Sun Teh
Title:	Director

By:	/s/ David Sparrow
Name:	David Sparrow
Title:	Director

LIMITED PARTNER:

HERCULES INTERMEDIATE HOLDINGS LLC

By:	/s/ James Cemm
Name:	James Cemm
Title:	Manager

By:	/s/ Wei-Sun Teh
Name:	Wei-Sun Teh
Title:	Manager

[Signature Page to Second Amended and Restated Limited Partnership Agreement of Buckeye Partners, L.P.]

SCHEDULE A

Definitions

A.         Definitions

When used in this Partnership Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Partnership Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or if within 90 days after the expiration of any such stay, the appointment is not vacated. With respect to a general partner of the Partnership, the foregoing definition of “Bankruptcy” is intended to, and shall, supersede and replace the events set forth at Sections 17-402(a)(4) and (5) of the Act.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 19(a).

A-1

“General Partner” means Buckeye GP LLC, as the sole general partner of the Partnership, and includes any Person admitted as a substitute general partner of the Partnership pursuant to the provisions of this Partnership Agreement, each in its capacity as a general partner of the Partnership.

“General Partner LLC Agreement” means that certain Fifth Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the date hereof, as it may be amended or amended and restated from time to time.

“GP Interest” means the management interest of the General Partner in the Partnership in its capacity as the general partner of the partnership. The GP Interest does not have any rights to ownership or profits of the Partnership or any rights to receive any distributions from the operation or liquidation of the Partnership.

“Limited Partner” means Hercules Intermediate Holdings LLC, as the sole limited partner of the Partnership, and includes any Person admitted as a substitute limited partner of the Partnership pursuant to the provisions of this Partnership Agreement, each in its capacity as a limited partner of the Partnership.

“LP Units” means an equity interest in the Partnership representing a fractional part of the partnership interests of all Limited Partners and having the rights and obligations specified with respect to LP Units in this Agreement.

“Partners” means any Person who is admitted as a partner of the Partnership, whether a General Partner, a Limited Partner, or both.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited partnership, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

B.         Rules of Construction

Definitions in this Partnership Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Partnership Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Partnership Agreement. All Section, paragraph, clause or Schedule references not attributed to a particular document shall be references to such parts of this Partnership Agreement.

A-2